Filed Pursuant to Rule 424(b)(3)
Registration No. 333-96657

Supplement dated May 16, 2003 to Prospectus dated August 13, 2002

Recent Events

     We reported a net loss after taxes of $13,768,024 for the six months ended March 31, 2003, compared to a net loss after taxes of $6,647,599 for the six months ended March 31, 2002. Our loss before income taxes and minority interest was $20,866,491 for the six months ended March 31, 2003, compared to a loss before income taxes and minority interest of $10,137,376 reported for the six months ended March 31, 2002. For the six months ended March 31, 2003, $9.1 million of the additional loss resulted from write-downs of the value of our subordinate and interest only securities generated from our own prior securitization activities. The write-down resulted from revisions to our assumptions regarding the future prepayment, loss severity and default rates on the collateral supporting the subordinate and interest only securities.

     For a more detailed description of our financial results for the six months ended March 31, 2003, please refer to our Form 10-Q filed with the Securities and Exchange Commission on May 16, 2003. A copy of the Form 10-Q will be provided to you on request.